Exhibit 23.1

KPMG LLP

4200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

The Board of Directors of BNCCORP, Inc.

The Administrator of the BNCCORP, Inc. 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statements (No. 333-03512, 333-130556, 33-58584, and 333-98647) on Form S-8 of BNCCORP, Inc. of our report dated June 19, 2006, with respect to the statements of net assets available for benefits of the BNCCORP, Inc. 401(k) Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004, and the related supplemental schedule as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the BNCCORP, Inc. 401(k) Savings Plan.

/s/ KPMG LLP

Minneapolis, Minnesota

June 19, 2006